EXHIBIT 10.7

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is made and entered into as of December 31, 2012 by and between Fate Therapeutics, Inc., a Delaware corporation (the “Company”), and John D. Mendlein (“Consultant”).

WHEREAS, the Company and Consultant previously entered into an Employment Agreement, dated April 29, 2008 (the “Original Agreement”);

WHEREAS, concurrently herewith, the Company and Consultant are entering into that certain Amended and Restated Restricted Stock Purchase Agreement (the “Restricted Stock Purchase Agreement”); and

WHEREAS, the Company and Consultant have agreed to terminate the Original Agreement and, in lieu thereof, to enter into this Agreement on the terms set forth below.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Term. The term of Consultant’s service relationship under this Agreement (hereafter referred to as the “Term”) commenced on November 1, 2012 and will continue until terminated in accordance with Section 4. The parties agree that Consultant will be treated as an independent contractor, and not an employee, of the Company during the Term. For the avoidance of doubt, Consultant’s service relationship under this Agreement will not be for any fixed term, and will be terminable by the Company or Consultant at any time, with or without cause or notice, but subject in all events to the consequences set forth in this Agreement and the Restricted Stock Purchase Agreement.

2. Title and Duties. During the Term, Consultant will serve as the Vice Chairman of the Board of Directors of the Company (the “Board”). For clarity, after the Term, Consultant may continue to serve as a member of the Board (and optionally as the Vice Chairman of the Board as well), as Consultant and the Company may mutually agree. Consultant agrees to devote an average of twelve (12) hours per month during normal working hours to the performance of his duties as defined by, and in accordance with the supervision and direction of the Company’s Chief Executive Officer. It is expected that such duties would include the leadership and performance of projects of strategic importance, including but not limited to projects directed at specific business development and/or product development objectives for the Company. Notwithstanding the foregoing, Consultant may be an employee or consultant to one or more other entities, may serve on other boards of directors, and may engage in religious, charitable or other community activities as long as such services and activities (all such activities, “Consultant’s Other Work”) do not materially interfere with Consultant’s performance of his duties to the Company and are not in violation of Section 7(e). The Company’s headquarters will initially be located in San Diego county, California.

3. Compensation. As compensation for services performed by Consultant during the Term, the Company will pay Consultant as follows:

(a) Consulting Fee. During the Term, Consultant will be paid an annual consulting fee at the annualized rate of twenty thousand dollars ($20,000), less applicable tax deductions and withholdings. The consulting fee in effect at any given time is referred to herein as the “Consulting Fee.” The Consulting Fee will be payable in periodic installments in accordance with the Company’s usual practice for its senior executives.

(b) Indemnification and Directors’ and Officers’ Insurance. During the Term and for the period of time following termination of this Agreement for any reason during which time Consultant could be subject to any claim based on his position in the Company, Consultant will receive the maximum indemnification protection from the Company as permitted by the Company’s by-laws and will receive directors’ and officers’ insurance coverage equivalent to that which is provided to any other director or officer of the Company (including mandatory advancement of expenses).

(c) Business Expenses. The Company will pay or reimburse Consultant for all reasonable business expenses incurred or paid by Consultant in the performance of his duties and responsibilities hereunder, subject to reasonable substantiation and documentation as may be specified by the Company from time to time. The Company acknowledges that due to Consultant’s medical condition, the foregoing reasonable business expenses will include business or first class airfare for all flights over 60 minutes.

4. Termination. Either the Company or Consultant may terminate this Agreement for any reason or no reason by delivery of written notice of termination to the other party hereto at least thirty (30) days prior to the effective date of termination (the “Date of Termination”). Upon termination of this Agreement for any reason (or for no reason), and if so requested, Consultant agrees to deliver his resignation as a director or Vice Chairman of the Board (or both) upon the request of a majority of the members of the Board, excluding Consultant (the “Other Directors”).

5. Compensation Upon Termination; Other Effects of Termination.

(a) In the event of the termination of this Agreement, for whatever reason, the Company will pay Consultant within ten days after the Date of Termination (i) all accrued and unpaid Consulting Fee through the Date of Termination and (ii) any unpaid reimbursement for any expenses hereunder (collectively, the “Accrued Benefit”); provided, however, that if applicable law requires earlier payment, any such amounts that are required to be paid earlier will be paid in accordance with applicable law. If this Agreement is terminated by reason of Consultant’s death, the Company will pay to such person as Consultant will designate in a notice filed with the Company or, if no such person is designated, to Consultant’s estate, the Accrued Benefit. In addition to the foregoing, upon termination of this Agreement under certain circumstances, Consultant will be entitled to certain rights with respect to his equity ownership in the Company, as set forth in the Restricted Stock Purchase Agreement and any other agreements pursuant to which Consultant has received, or is entitled to receive from the Company equity securities or rights to acquire equity securities of the Company, which the Company hereby acknowledges are in addition to, and not in lieu of, the compensation upon termination set forth herein.

(b) No provision of this Agreement will be deemed to waive any rights of Consultant under the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq. and any other applicable federal, state or local anti-discrimination laws.

(c) Upon any termination of this Agreement, (i) Consultant will retain ownership of and may remove from the Company all personal property owned by him, and (ii) nothing contained in Section 5(a) will be construed so as to affect Consultant’s rights or the Company’s obligations relating to agreements or benefits that are unrelated to termination of this Agreement. Solely for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), each payment by the Company to Consultant post-termination is considered a separate payment.

6. 409A.

(a) Anything in this Agreement to the contrary notwithstanding, if at the time of Consultant’s separation from service within the meaning of Section 409A of the Code, the Company determines that Consultant is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Consultant becomes entitled to under this Agreement would be considered deferred compensation subject to the twenty percent (20%) additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment will not be payable and such benefit will not be provided until the date that is the earlier of (A) six months and one day after Consultant’s separation from service, or (B) Consultant’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment will include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments will be payable in accordance with their original schedule. Any such delayed cash payment will earn interest at an annual rate equal to the applicable federal short-term rate published by the Internal Revenue Service for the month in which the date of separation from service occurs, from such date of separation from service until the payment. The determination of whether and when a separation from service has occurred will be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

(b) The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision will be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

7. Confidential Information and Noncompetition.

(a) Confidential Information. For purposes of this Agreement, “Confidential Information” means all information of the Company disclosed or made available to Consultant. Confidential Information includes, without limitation, financial information, reports, and forecasts; inventions, improvements and other intellectual property; trade secrets; know-how; designs, processes or formulae; software; market or sales information or plans; customer lists; and business plans, prospects and opportunities (such as possible acquisitions or dispositions of businesses or facilities) which have been discussed or considered by the management of the Company. Confidential Information includes information developed by Consultant in the course of Consultant’s employment by, or other service relationship with, the Company, as well as other information to which Consultant may have access in connection with Consultant’s employment or other service relationship. Confidential Information also includes the confidential information of others with which the Company has a business relationship. Notwithstanding the foregoing, “Confidential Information” will not include any information that is generally known in the industry or that becomes known in the industry through sources other than Consultant, or information received by Consultant from a third party not known to him to be under an obligation of confidentiality to the Company. Notwithstanding the foregoing, Consultant may disclose Confidential Information (A) at the express direction of any authorized government entity; (B) pursuant to a subpoena or other court process; (C) as otherwise required by law or the rules, regulations or orders of any applicable regulatory body; or (D) as otherwise necessary, in the opinion of counsel for Consultant, to be disclosed by Consultant in connection with the prosecution of any legal action or proceeding initiated by Consultant against Company or any of its affiliates or the defense of any legal action or proceeding initiated against Consultant in his capacity as an employee or director of the Company or of any of its affiliates.

(b) Confidentiality. Consultant understands and agrees that Consultant’s service relationship creates a relationship of confidence and trust between Consultant and the Company with respect to all Confidential Information. At all times, both during Consultant’s service relationship with the Company and after its termination, Consultant will keep in confidence all Confidential Information, and will not use or disclose any such Confidential Information without the written consent of the Company, except as may be reasonably necessary or useful in the routine performance of Consultant’s duties to the Company.

(c) Documents, Records, etc. All documents, records, data, apparatus, equipment and other physical property, whether or not pertaining to Confidential Information, which are furnished to Consultant by the Company or are produced by Consultant in connection with Consultant’s service relationship with the Company will be and remain the sole property of the Company. Consultant will return to the Company all such materials and property as and when requested by the Company. In any event, Consultant will return all such materials and property immediately upon termination of this Agreement for any reason, other than one copy for Consultant’s records.

(d) Inventions and Innovations. Consultant agrees to communicate to the Company, promptly and fully, and to assign to the Company, all inventions, trade secrets, and technical or business innovations, developed or conceived solely by Consultant, or jointly with others, while employed by, or in a service relationship with, the Company, which were developed on the time of the Company using Confidential Information. Consultant further agrees to execute all necessary papers and otherwise to assist the Company, at the Company’s sole expense, to obtain patents or other legal protection as the Company deems fit, and to assist in perfecting in the Company all rights granted to it hereunder. Both the Company and Consultant intend that all original works of authorship created by Consultant while working in the employ of, or as a consultant to, the Company will be works for hire within the meaning of applicable copyright laws and will belong to the Company. Consultant understands that, notwithstanding anything to the contrary herein, this Agreement will not require assignment to the Company of any invention which qualifies fully under the provisions of California Labor Code Section 2870, a copy of which is attached hereto as Exhibit A. In addition, at the sole discretion of the Board, the Company will determine whether such additional compensation as is customary for such inventions will be provided to Consultant with respect to inventions under this section (d).

(e) Noncompetition. During the Term, Consultant will not, whether as owner, partner, shareholder, consultant or employee, engage or invest in any Competing Business (as hereinafter defined). Consultant understands that the restrictions set forth in this Section 7(e) are intended to protect the Company’s interest in its Confidential Information, and agrees that such restrictions are reasonable and appropriate for this purpose. For purposes of this Agreement, the term “Competing Business” will mean a business directly competitive with any ongoing program or substantially planned business activity which the Company or any of its affiliates conducts during the employment or other service relationship of Consultant. Notwithstanding the foregoing, Consultant may own up to one percent (1%) of the outstanding stock of a publicly held corporation which constitutes or is affiliated with a Competing Business. For the avoidance of doubt, the term “Competing Business” does not include a business or any entity primarily focused on biologics, small molecule or nucleic acid based therapies and that does not have a primary focus on stem cells, regenerative medicine or reprogamming.

(f) Third-Party Agreements and Rights. Consultant hereby confirms that Consultant is not bound by the terms of any agreement with any previous company or other party which restricts in any way Consultant’s use or disclosure of information or Consultant’s engagement in any business. Consultant represents to the Company that Consultant’s execution of this Agreement, Consultant’s service relationship with the Company and the performance of Consultant’s proposed duties for the Company will not violate any obligations Consultant may have to any such previous company or other party.

(g) Injunction. Consultant agrees that it would be difficult to measure any damages caused to the Company which might result from any breach by Consultant of the promises set forth in this Section 7, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, Consultant agrees that if Consultant breaches, or proposes to breach, any portion of this Agreement, the Company will be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(h) Consultant’s Other Work. Notwithstanding the foregoing, the Company understands that Consultant will engage in Consultant’s Other Work. As part of Consultant’s

Other Work, the Company acknowledges and agrees that Consultant will among other things be obligated to keep third parties information confidential, to assign inventions to third parties, and to agree to non-compete provisions with third parties. Consultant will endeavor to keep his work for the Company separate and apart from Consultant’s Other Work. In particular, with respect to Sections 7(b) and 7(d), if Consultant believes that he has developed or conceived any inventions or technical or business innovations that could be viewed as being assignable to the Company and one or more other companies, the Company and Consultant will discuss how Consultant may disclose such invention or innovation to the Company without breaching his obligations to such other companies and the parties will endeavor to resolve rights with respect thereto by working with such other companies. Consultant will endeavor to include a similar provision in his agreements with such other companies.

8. Section 280G.

(a) Post-IPO. Upon the Company’s consummation of an initial public offering of the Company’s common stock pursuant to an effective registration statement under the Securities Act of 1933, as amended (an “IPO”), the Company agrees to enter into an agreement with Consultant regarding a Change of Control (as defined below) at Consultant’s request. This agreement will provide that the Company will make a “gross-up” payment to Consultant such that, in the event certain excise taxes and penalties are imposed on Consultant as a result of the provisions of Sections 280G and/or 4999 of the Code, Consultant’s net after-tax payments and benefits will be equal to what Consultant would have received absent the penalty tax. Such Change of Control agreement will not supersede any of the material terms of this Agreement without the Consultant’s written consent.

(b) Pre-IPO. In the event that the Company undergoes a Change of Control prior to an IPO, the Company agrees, upon Consultant’s request, that it will seek the requisite approval by its stockholders, and encourage that they grant such approval, of the payments proposed to be made to Consultant in connection with such Change of Control in order to prevent having the payments characterized as “parachute payments” under Sections 280G and 4999 of the Code. In connection with the obtaining of such approval, Consultant agrees to undertake any such waivers that may be required of Consultant in order for the Company to validly seek the approval of its stockholders. In addition, in the event that Consultant’s employment ends within 12 months after the completion of any Change of Control, the Company agrees to enter into a consulting or advisory relationship with Consultant following the completion of such Change of Control such that any unvested stock options or restricted stock that could have accelerated as a result of such Change of Control under the Restricted Stock Purchase Agreement or otherwise absent Consultant’s waiver of any such acceleration will continue to vest in accordance with the terms of any applicable stock option or restricted stock agreements. The Company agrees to maintain such relationship with Consultant in good faith, provided Consultant continues to provide bona fide consulting or advisory services to the Company, until such time as all options or restricted shares which were unvested as of the consummation of such Change of Control become fully vested. For the avoidance of doubt, if the provision of services as a consultant would result in the Consultant’s not having had a “separation from service” under Section 409A of the Code, any payments that would have been due upon a termination of employment will be deferred until such separation from service will have occurred.

(c) Definition of “Change of Control”. For purposes of this Agreement, “Change of Control” will mean (i) any “person,” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Act”) (other than the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, will become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Board (“Voting Securities”) (in such case other than as a result of an acquisition of securities directly from the Company); or (ii) the consummation of (A) any consolidation or merger of the Company where the stockholders of the Company, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate more than fifty percent (50%) of the voting shares of the Company issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any), or (B) any sale or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of the Company; provided that “Change of Control” will not include any transaction effected by the Company solely (i) for equity financing purposes with venture capital or other institutional investors before the IPO, or (ii) to reincorporate the Company into a new jurisdiction of formation.

9. Survival. Provisions of this Agreement will survive any termination if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions. The Company will continue to indemnify Consultant as an officer and/or director of the the Company to the full extent permitted under law for Consultant’s service prior to termination.

10. Taxes. The Company will undertake to make deductions, withholdings and tax reports with respect to payments and benefits under this Agreement to the extent that it reasonably and in good faith determines that it is required to make such deductions, withholdings and tax reports. Payments under this Agreement will be in amounts net of any such deductions or withholdings.

11. Arbitration. To ensure rapid and economical resolution of any disputes that may arise in connection with this Agreement, Consultant and the Company agree that any and all disputes, claims, or controversies of any nature whatsoever arising out of, or relating to, this agreement, or its interpretation, enforcement, breach, performance or execution, Consultant’s service relationship with the Company, or the termination of such service relationship, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, CA conducted before a single arbitrator by Judicial Arbitration and Mediation Services, Inc. (“JAMS”) or its successor, under the then-applicable JAMS rules. By agreeing to this arbitration procedure, both Consultant and the Company waive the right to resolve any such dispute, claim or demand through a trial by jury or judge or by administrative proceeding. Consultant will have the right to be represented by legal counsel at any arbitration proceeding. The arbitrator will: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be available under applicable law in a court proceeding; and (b) issue a written statement signed by the arbitrator regarding the disposition of each claim and the relief, if any, awarded as to each claim, the reasons for the award, and the arbitrator’s essential findings and conclusions on which the award is based. The arbitrator, and not a court, will be authorized to determine whether the provisions of this paragraph apply to a dispute, controversy, or claim sought to be resolved in accordance with these arbitration procedures. The Company will pay all JAMS’ arbitration fees. Nothing in this Agreement is intended to prevent either Consultant or the Company from obtaining injunctive relief in court if necessary to prevent irreparable harm pending the conclusion of any arbitration.

12. Integration. This Agreement along with the Restricted Stock Purchase Agreement and any other agreements pursuant to which Consultant has received, or is entitled to receive from the Company equity securities or rights to acquire equity securities of the Company constitute the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to any related subject matter, including without limitation the Original Agreement, which is hereby terminated upon the execution and delivery of this Agreement; provided, that all rights and obligations accrued under the Original Agreement will continue under the terms thereof. For the avoidance of doubt, this Agreement will not supersede or replace any currently effective director or officer indemnification agreement between the Company and Consultant, which agreement(s) will remain in full force and effect in accordance with the terms thereof.

13. Assignment; Successors and Assigns, etc. Neither the Company nor Consultant may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party; provided that the Company may assign its rights under this Agreement in full (and not in part) without the consent of Consultant in the event that the Company will effect a reorganization, consolidate with or merge into any other corporation, partnership, organization or other entity, or transfer all or substantially all of its properties or assets to any other corporation, partnership, organization or other entity, provided the assignee in any such assignment fully assumes all obligations of the Company hereunder.

14. Successors. This Agreement will be binding on and inure to the benefit of Consultant, Consultant’s heirs, executors, administrators and other legal representatives and will be binding on and inure to the benefit of the Company and its respective successors and assigns. If Consultant should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, will be paid in accordance with the terms of this Agreement to his designee or, if there be no such designee, to his estate.

15. Enforceability. If any portion or provision of this Agreement will to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, will not be affected thereby, and each portion and provision of this Agreement will be valid and enforceable to the fullest extent permitted by law.

16. Waiver. No waiver of any provision hereof will be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, will not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

17. Notices. Any notices, requests, demands and other communications provided for by this Agreement will be sufficient if in writing and delivered in person or sent by a nationally recognized overnight courier service or by registered or certified mail, postage prepaid, return receipt requested, to Consultant at the last address Consultant has filed in writing with the Company at its main offices, attention of the Chief Executive Officer, and will be effective on the date of delivery in person or by courier or three days after the date mailed.

18. Amendment. This Agreement may be amended or modified only by a written instrument signed by Consultant and the Company (where such amendment has been approved by a majority of the Other Directors).

19. Governing Law. This contract will be construed under and be governed in all respects by the laws of The State of California, without giving effect to the conflict of laws principles. With respect to any disputes concerning federal law, such disputes will be determined in accordance with the law as it would be interpreted and applied by the appropriate United States Court of Appeals.

20. Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

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IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Consultant, as of the date first above written.

FATE THERAPEUTICS, INC.		CONSULTANT

By:	/s/ Christian Weyer	/s/ John D. Mendlein
Name:	Christian Weyer	John D. Mendlein
Title:	President and Chief Executive Officer

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